Exhibit 10.1

Janus International Group, Inc. Executive Severance and Change in Control Plan

1.    Purpose and Effective Date. This Janus International Group, Inc. Executive Severance and Change in Control Plan (this “Plan”) has been established by Janus International Group, Inc., a Delaware corporation (the “Company” or the “Employer”), effective as of September 1, 2023 (the “Effective Date”), to provide severance pay and benefits to Eligible Executives (as defined below) in the event of a termination of employment under certain qualifying circumstances on or after the Effective Date. This Plan is intended to be maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.

2.    Definitions. The following terms, when capitalized herein, shall have the meanings given below. Other defined terms are included throughout this Plan.

(a)

“Accrued Amounts” means (i) all accrued and unpaid Base Salary through the Termination Date, which shall be paid on the Company’s first regularly scheduled pay date following the Termination Date (or earlier if required by applicable law); (ii) reimbursement for all incurred but unreimbursed expenses for which an Eligible Executive is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Termination Date; and (iii) benefits to which an Eligible Executive may be entitled pursuant to the terms of any plan or policy sponsored by a member of the Company Group as in effect from time to time.

(b)	“Affiliate” has the meaning ascribed to such term in the Incentive Plan.

(c)

“Annual Bonus” means (i) for purposes of calculating the Severance Payment in accordance with Section 4(a)(i) hereof, an amount equal to the Eligible Executive’s annual cash incentive bonus for the fiscal year in which the Termination Date occurs, prorated based on actual performance measured through the Termination Date relative to the applicable performance metrics that apply to such bonus, as determined by the Committee in its sole discretion, or (ii) for purposes of calculating the CiC Severance Payment in accordance with Section 4(b)(i) hereof, an amount equal to the greater of (x) the Eligible Executive’s target annual cash incentive bonus for the fiscal year in which the Termination Date occurs, and (y) the average of the actual annual cash incentive bonus payments, if any, made to such Eligible Executive in respect of the previous two (2) fiscal years preceding the Termination Date.

(d)

“Base Salary” means the Eligible Executive’s annualized rate of base salary paid on each regularly scheduled payday for the Eligible Executive’s regular work schedule, determined as of the Eligible Executive’s Termination Date, and calculated to include any before-tax contributions that are deducted for Company benefit plan purposes. Base Salary does not include taxable or nontaxable fringe benefits or awards, payout of accrued vacation, the value of any performance awards, bonuses, commissions or other incentive pay, or any payments which are not made on each regular payday, regardless of how such payments may be characterized. Notwithstanding the foregoing, in the event of a reduction in the Eligible Executive’s Base Salary resulting in the Eligible Executive’s resignation for Good Reason, for purposes of determining the Eligible Executive’s Severance Benefits, the Eligible Executive’s Base Salary shall be deemed to be that in effect immediately prior to such reduction.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cause” has the meaning ascribed to such term in the Incentive Plan.

(g)	“CEO” means the Chief Executive Officer of the Company.

(h)	“Change in Control” has the meaning ascribed to such term in the Incentive Plan.

(i)	“Change in Control Protection Period” means the two (2)-year period following the occurrence of a Change in Control.

(j)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(k)	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specified provision of the Code shall include any successor provision thereto and the regulations promulgated thereunder.

(l)

“Committee” means the Compensation Committee of the Board or such other committee duly authorized by the Board to administer this Plan. To the extent the Board elects to administer this Plan or if no committee is duly authorized by the Board to administer this Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under this Plan.

Janus International Group, Inc. Executive Severance and Change in Control Plan

(m)	“Company Group” means, collectively, the Company and each of its direct and indirect Subsidiaries and Affiliates.

(n)	“Disability” has the meaning ascribed to such term in the Incentive Plan.

(o)

“Eligible Executive” means any employee of any member of the Company Group who (i) has been designated by the Committee as an “Eligible Executive” who is eligible to participate in this Plan; (ii) has executed and returned a Participation Agreement to the Company; (iii) is not covered under any other severance plan, policy, program or arrangement sponsored or maintained by any member of the Company Group; and (iv) is not a party to an employment or severance agreement with any member of the Company Group pursuant to which such employee is eligible for severance payments or benefits (or, by virtue of executing a Participation Agreement, has waived such employee’s rights to any such severance payments or benefits under such agreement). The Committee shall have the sole discretion to determine whether an employee is an Eligible Executive. Notwithstanding anything to the contrary set forth herein, Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.

(p)

“Eligible Termination” means the termination of an Eligible Executive’s employment (i) by any member of the Company Group without Cause (which, for the avoidance of doubt, does not include a termination due to death or Disability); or (ii) due to an Eligible Executive’s resignation for Good Reason.

(q)

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specified provision of ERISA shall include any successor provision thereto and the regulations promulgated thereunder.

(r)

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(s)

“Good Reason” means an Eligible Executive’s resignation due to the occurrence of any of the following events, unless such Eligible Executive consents to the applicable event: (i) a material diminution in authority, duties, or responsibilities of such Eligible Executive, as compared to the authority, duties, or responsibilities of such individual upon becoming an Eligible Executive; (ii) the requirement that such Eligible Executive relocate his or her principal place of employment by more than fifty (50) miles from such Eligible Executive’s principal place of employment immediately before the Effective Date; or (iii) a reduction of the sum of the Eligible Executive’s Base Salary and target annual bonus opportunity by more than ten percent (10%) compared to the rates in effect immediately before the Effective Date; provided, that a general reduction in base salaries and/or target annual bonus opportunities that applies to similarly situated executives shall not constitute Good Reason under this Plan. Notwithstanding the foregoing, any assertion by the Eligible Executive of a resignation for Good Reason will not be effective unless and until the following conditions are met: (A) the Eligible Executive must provide written notice to the Company (in accordance with Section 14(f) hereof) of the existence of the circumstances underlying the Good Reason event within thirty (30) days of the initial existence of such grounds, (B) the Employer fails to cure such circumstances within thirty (30) days of receiving such notice, and (C) the Eligible Executive actually terminates his or her employment no later than ninety (90) days after the first occurrence of the circumstances underlying the Good Reason event if such circumstances are not cured by the Employer in accordance with the foregoing.

(t)

“Incentive Plan” means the Janus International Group, Inc. 2021 Omnibus Incentive Plan, as it may be amended, restated or otherwise modified from time to time, or any successor equity incentive plan established by the Company.

(u)

“Participation Agreement” means the participation agreement delivered to each Eligible Executive by the Company prior to the Eligible Executive’s entry into this Plan evidencing the Eligible Executive’s agreement to participate in this Plan and to comply with all terms, conditions and restrictions within this Plan, in substantially the form set forth on Exhibit A attached hereto.

(v)

“Restrictive Covenants” means, collectively, the restrictive covenants set forth on Exhibit B attached hereto and in any other written agreement between an Eligible Executive and any member of the Company Group, which restrictive covenants are hereby incorporated by reference as if fully set forth herein.

(w)

“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any such regulations or guidance that may be amended or issued after the Effective Date.

Janus International Group, Inc. Executive Severance and Change in Control Plan

(x)	“Severance Benefits” means the severance benefits set forth in Section 4(a) or 4(b) hereof, as applicable.

(y)	“Subsidiary” has the meaning ascribed to such term in the Incentive Plan.

(z)

“Termination Date” means the effective date of the termination of an Eligible Executive’s employment with the Company or any other member of the Company Group, as applicable, such that the Eligible Executive is no longer employed by any member of the Company Group.

Notwithstanding anything to the contrary contained herein, in the event that an Eligible Executive and a member of the Company Group are party to a written agreement that contains a different definition of any of the defined terms in this Section 2, the definition set forth in this Section 2 shall be applicable to such Eligible Executive for purposes of this Plan and not the definition contained in such written agreement.

3.    Eligibility. Only individuals who are Eligible Executives may participate in this Plan. The Committee has full and absolute discretion to determine and select which employees of the Company Group are Eligible Executives. Once an employee becomes an Eligible Executive, such individual shall automatically continue to be an Eligible Executive until the Eligible Executive ceases to be an employee or is removed as an Eligible Executive by the Committee, subject to Section 11. This Plan shall supersede all prior agreements, practices, policies, procedures and plans relating to severance payments or benefits from all members of the Company Group with respect to the Eligible Executives.

4.    Severance Benefits.

(a)

Eligible Termination Outside of the Change in Control Protection Period. In the event that an Eligible Executive’s employment with any member of the Company Group is terminated due to an Eligible Termination that occurs outside of the Change in Control Protection Period, such Eligible Executive shall be entitled to receive the Accrued Amounts and, subject to such Eligible Executive’s continued compliance with the Restrictive Covenants and satisfaction of the Release requirement set forth in Section 5 hereof, the Company will provide such Eligible Executive with the following severance benefits:

(i)

Severance Pay. The Company will pay to such Eligible Executive a cash severance payment in an amount equal to the product of (A) 1.0 multiplied by (B) the sum of such Eligible Executive’s (I) Base Salary plus (II) Annual Bonus (the “Severance Payment”); provided, that the Severance Payment for the CEO shall be equal to the product of (x) 2.0 multiplied by (y) the sum of the CEO’s (I) Base Salary plus (II) Annual Bonus. The Severance Payment shall be payable in substantially equal installments in accordance with the Company’s regular payroll schedule during the twelve (12) month period following the Termination Date (the “Severance Period”); provided, that the Severance Period for the CEO shall be the twenty-four (24) month period following the Termination Date; provided, further, that if such payment constitutes “nonqualified deferred compensation” for purposes of Section 409A, any such payment scheduled to occur during the first sixty (60) days following the Termination Date shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following the Termination Date and shall include payment of any amount that was otherwise scheduled to be paid prior thereto

(ii)

COBRA. Provided that such Eligible Executive is eligible for COBRA continuation coverage and timely elects such coverage, for a period of twelve (12) months following the Termination Date (or, for the CEO, eighteen (18) months following the Termination Date), or, if earlier, until such Eligible Executive has obtained new employment and is eligible to be covered by such new employer’s group health plan, such Eligible Executive shall continue to be covered by the same or substantially equivalent coverage applicable to such Eligible Executive immediately prior to the Termination Date and the applicable member of the Company Group shall, at its option, pay or reimburse such Eligible Executive on a monthly basis for the full amount such Eligible Executive is required to pay for such Eligible Executive and his or her dependents to effect and continue coverage as contemplated by this Section 4(a)(ii).

(iii)

Outplacement Services. The Company will provide, at its expense, outplacement services through a firm selected by the Company until the two (2)-year anniversary of the Termination Date; provided, that the cost to the Company of such services shall not exceed ten percent (10%) of the Eligible Executive’s Base Salary. For the avoidance of doubt, neither cash nor any other benefit will be available to the Eligible Executive in lieu of such outplacement assistance.

Janus International Group, Inc. Executive Severance and Change in Control Plan

(b)

Eligible Termination During the Change in Control Protection Period. In the event that an Eligible Executive’s employment with any member of the Company Group is terminated due to an Eligible Termination that occurs during the Change in Control Protection Period, such Eligible Executive shall be entitled to receive the Accrued Amounts and, subject to such Eligible Executive’s continued compliance with the Restrictive Covenants and satisfaction of the Release requirement set forth in Section 5 hereof, the Company will provide such Eligible Executive with the following severance benefits:

(i)

Severance Pay. The Company will pay to such Eligible Executive a cash severance payment in an amount equal to the product of (A) 2.0 multiplied by (B) the sum of such Eligible Executive’s (I) Base Salary plus (II) Annual Bonus (the “CiC Severance Payment”); provided, that the CiC Severance Payment for the CEO shall be equal to the product of (x) 3.0 multiplied by (y) the sum of the CEO’s (I) Base Salary plus (II) Annual Bonus. The CiC Severance Payment shall be payable in substantially equal installments in accordance with the Company’s regular payroll schedule during the Severance Period; provided, that if such payment constitutes “nonqualified deferred compensation” for purposes of Section 409A, any such payment scheduled to occur during the first sixty (60) days following the Termination Date shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following the Termination Date and shall include payment of any amount that was otherwise scheduled to be paid prior thereto

(ii)

COBRA. Provided that such Eligible Executive is eligible for COBRA continuation coverage and timely elects such coverage, for a period of eighteen (18) months following the Termination Date (or, for the CEO, twenty-four (24) months following the Termination Date), or, if earlier, until such Eligible Executive has obtained new employment and is eligible to be covered by such new employer’s group health plan, such Eligible Executive shall continue to be covered by the same or substantially equivalent coverage applicable to such Eligible Executive immediately prior to the Termination Date and the applicable member of the Company Group shall, at its option, pay or reimburse such Eligible Executive on a monthly basis for the full amount such Eligible Executive is required to pay for such Eligible Executive and his or her dependents to effect and continue coverage as contemplated by this Section 4(b)(ii).

(iii)

Outplacement Services. The Company will provide, at its expense, outplacement services through a firm selected by the Company until the two (2)-year anniversary of the Termination Date; provided, that the cost to the Company of such services shall not exceed ten percent (10%) of the Eligible Executive’s Base Salary. For the avoidance of doubt, neither cash nor any other benefit will be available to the Eligible Executive in lieu of such outplacement assistance.

For clarity, in the event that an Eligible Executive’s employment with any member of the Company Group terminates (pursuant to an Eligible Termination or otherwise), all outstanding equity incentive awards then held by such Eligible Executive, pursuant to the Incentive Plan or otherwise, will be treated in accordance with the award agreement applicable to such award or the Incentive Plan, as applicable.

For the avoidance of doubt, in the event that an Eligible Executive’s employment with any member of the Company Group terminates other than pursuant to an Eligible Termination, then all compensation and benefits to the Eligible Executive shall terminate contemporaneously with such termination of employment, except that the Eligible Executive shall be entitled to receive the Accrued Amounts.

5.    Requirement of Release. Payment of the Severance Benefits under this Plan is expressly conditioned upon the Eligible Executive timely signing, and not revoking, a release agreement (in a form satisfactory to the Company and in compliance with any laws applicable to such release) which will include a release of all claims (including, but not limited to, pursuant to any contract, tort, or wage and hour claims, and any claims under any federal, state or local laws) against the Company Group (the “Release”). The Eligible Executive must sign (and not revoke) the Release within the timeframes set forth therein; provided, that unless otherwise required by law, the cumulative period given to the Eligible Executive to review and revoke the Release shall not the sixty (60)-day period following the Termination Date. In no event shall payment of any Severance Benefit be made prior to the effective date of the Release.

6.    Application of Sections 280G and 4999. Upon a Change in Control, in the event that the Company’s legal counsel or accountants determine that any payment, benefit or transfer by the Company under this Plan or any other plan, agreement, or arrangement to or for the benefit of an Eligible Executive (in the aggregate, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Section 4999 of the Code but for this Section 6, then, notwithstanding any other provision of this Plan to the contrary, the Total Payments shall be delivered either (a) in full or (b) in an amount such that the value of the aggregate Total Payments that the Eligible Executive is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Eligible Executive may receive without being subject to the Excise Tax, whichever of (a) or (b) results in the receipt by the Eligible Executive of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax). In the event that clause (b) results in a greater after-tax benefit to the Eligible Executive, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (i) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (ii) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (iii) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would

Janus International Group, Inc. Executive Severance and Change in Control Plan

violate Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments). The Company shall direct its legal counsel or accountants to prepare the calculation described hereinabove, including the calculation regarding whether payments are owed under clause (a) or (b) above, upon the written request of the Eligible Executive.

7.    Death of Executive. If an Eligible Executive dies after becoming eligible for Severance Benefits and executing the Release but before full receipt of the Severance Benefits, then the Severance Benefits for which Executive is eligible shall be paid to the Eligible Executive’s estate, other than the benefits set forth in Section 4(a)(ii) or 4(b)(ii), as applicable, which shall be available to the Eligible Executive’s dependents who are otherwise eligible for such benefits in accordance with Section 4(a)(ii) or 4(b)(ii), as applicable. If an Eligible Executive dies after becoming eligible for Severance Benefits but before executing the Release, then no Severance Benefits with respect to the Eligible Executive are payable under this Plan unless the Eligible Executive’s estate executes a release in substantially the same form as the Release for and on behalf of the estate of the Eligible Executive.

8.    Offsets. The Company may, in its discretion and to the extent permitted under applicable law and/or Section 409A, offset against the Eligible Executive’s benefits under this Plan the fair market value of unreturned property, and any outstanding loan, debt or other amount the Eligible Executive owes to the Employer. The Company may recover any overpayment of benefits made to an Eligible Executive or an Eligible Executive’s estate under this Plan or, to the extent permitted by applicable law, offset any other overpayment made to the Eligible Executive against any Plan benefits or other amount the Employer owes the Eligible Executive or the Eligible Executive’s estate.

9.    Repayment Obligations. Should the Eligible Executive violate any of the Restrictive Covenants, or should the Company discover after such Eligible Executive’s Termination Date that the Eligible Executive engaged, while employed by the Employer, in conduct that could have resulted in a termination for Cause had the facts been known to the Company at the time of the Eligible Executive’s termination, then the Company shall be entitled to immediately cease payment of any remaining Severance Benefits under this Plan and, to the extent permitted by law, to require the Eligible Executive to repay the Severance Benefits.

10.    Administration. This Plan shall be administered by the Committee. The Committee shall have the absolute discretion and exclusive right to interpret, construe and administer this Plan and to make final determinations on all questions arising under this Plan, including, but not limited to, questions concerning eligibility for, the amount of and receipt of, Plan benefits. All decisions of the Committee will be conclusive, final and binding upon the parties.

11.    Amendment or Termination. The Company reserves the right to amend or terminate this Plan at any time in its sole discretion by action of the Board or the Committee. The Committee reserves the right to adjust the Severance Benefits payable to any particular Eligible Executive in its sole discretion and without such Eligible Executive’s consent, and such adjustment shall automatically be considered an amendment to this Plan as applicable to such Eligible Executive.

12.    Claims and Appeals Procedure. Any claim for Plan benefits shall be made in accordance with this Section 12.

(a)

Filing a Claim. Any Eligible Executive that the Committee determines is entitled to severance benefits under this Plan is not required to file a claim for benefits. The Committee shall inform any Eligible Executive upon such Eligible Executive’s Eligible Termination that such Eligible Executive will be eligible for benefits under this Plan, so long as the Eligible Executive satisfies the conditions set forth in Section 4 of this Plan. Any Eligible Executive (i) who is not paid severance benefits hereunder and who believes that such Eligible Executive is entitled to severance benefits hereunder or (ii) who has been paid severance benefits hereunder and believes that such Eligible Executive is entitled to greater benefits hereunder, in each case, may file a claim for benefits under this Plan in writing with the Company’s Vice President of Human Resources (the “Claims Administrator”) setting forth their claim within ninety (90) days after such Eligible Executive’s Termination Date.

(b)

Initial Determination of a Claim. If a claim for severance benefits hereunder has been properly filed, the Claims Administrator shall evaluate it and notify the claimant of the approval, whole denial or partial denial of the claim, within a reasonable period of time but no later than ninety (90) days after receipt of the claim (or one-hundred and eighty (180) days after receipt of the claim if special circumstances require an extension of time for processing the claim). If a claim for severance benefits hereunder is wholly or partially denied, such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (vi) explain the claimant’s right to appeal the claim and describe this Plan’s claim appeal procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

Janus International Group, Inc. Executive Severance and Change in Control Plan

(c)

Appeal of a Denied Claim. Within sixty (60) days of the receipt by the claimant of this notice of denial or partial denial, the claimant may file a written appeal with the Claims Administrator. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. The claimant may also submit issues, arguments and other comments in writing to the Claims Administrator, along with any documentary evidence to support their claim. The Claims Administrator shall deliver to the claimant a written decision on the appeal promptly, but not later than sixty (60) days after the receipt of the claimant’s appeal (or one-hundred and twenty (120) days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to the Plan provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (vi) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

(d)

Special Circumstances. If special circumstances require an extension of up to one-hundred and eighty (180) days for an initial claim or one-hundred and twenty (120) days for an appeal, whichever applies, the Claims Administrator shall send written notice of the extension within ninety (90) days after receipt of the initial claim and within sixty (60) days after receipt of an appeal. This notice shall indicate the special circumstances requiring the extension and state when the Claims Administrator expects to render the decision.

(e)

Claims Limitation Period. Claimants must follow the claims and appeals procedures detailed in this Section 12 before taking legal action or any action in any other form regarding claims for Plan benefits. If the claimant has completed the entire above claims procedure, and said claimant disagrees with the Claims Administrator’s final decision, the claimant may commence a civil court action under ERISA Section 502(a). Subject to this Section 12, the claimant shall be required to commence any such civil action in the federal courts of Delaware within one (1) year of the Claims Administrator’s final decision, and the claimant hereby consents to the exclusive jurisdiction of such courts for these purposes. If the claimant does not commence a civil action in such courts and within the claim’s limitation period described in the immediately preceding sentence, the claimant waives all rights to relief under ERISA. A claimant shall have no right to seek review of a denial of Plan benefits, or to bring any legal action or proceeding to enforce a claim, prior to filing a claim and exhausting his or her administrative remedies under this Section 12.

(f)

Compliance with ERISA. The benefits claim procedure provided in this Section 12 is intended to comply with the provisions of 29 C.F.R. §2560.503-1 and ERISA Section 503. All provisions of this Section 12 shall be interpreted, construed, and limited in accordance with such intent.

13.    Section 409A. This Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Plan, payments provided under this Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Plan upon the termination of an Eligible Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. In no event may an Eligible Executive, directly or indirectly, designate the calendar year of any payment under this Plan. Each installment payment under this Plan is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in this Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of the Eligible Executive’s death or (ii) the date that is six (6) months after the Eligible Executive’s Termination Date (such earlier date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Eligible Executive (or the Eligible Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Executive on account of non-compliance with Section 409A.

14.    Miscellaneous.

(a)

Tax and Other Withholding. The appliable member of the Company Group is authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and the Eligible Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Plan.

Janus International Group, Inc. Executive Severance and Change in Control Plan

(b)

Funding. All benefits due an Eligible Executive under this Plan are unfunded and unsecured and are payable out of the general assets of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Executives shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

(c)

No Entitlement or Interest. No Eligible Executive shall become entitled to benefits under this Plan until he or she has satisfied all requirements for eligibility and the conditions required to receive the benefits specified in this Plan have been satisfied. No interest shall accrue on any benefit to which an Eligible Executive may be entitled under this Plan.

(d)

Assignment. Eligible Executives cannot assign, pledge or encumber any benefits that they are eligible to receive under this Plan. Subject to state and federal law, no creditor may attach or garnish any Eligible Executive’s Severance Benefits.

(e)

No Employment Right. An Eligible Executive’s eligibility under this Plan will not create a right to further employment with the Employer or interfere with the ability of the Employer to terminate their employment at any time, as may be permitted under applicable law.

(f)

Notice. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of an Eligible Executive, mailed notices shall be addressed at the home address which the Eligible Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Committee and the Company’s Vice President of Human Resources.

(g)

Compliance with Applicable Law. The Committee reserves the right to make changes with respect to the amount or timing of any payments for any Eligible Executive to the extent necessary to comply with any applicable law without the Eligible Executive’s consent. The Company intends that this Plan constitute an unfunded “employee welfare benefit plan” as such term is defined under ERISA for the benefit of a select group of management and highly compensated employees. No Eligible Executive, employee of the Company or any other person shall have any rights to or interest in any specific assets or accounts of the Company or any of its Affiliates by reason of this Plan.

(h)

Governing Law. All questions arising with respect to the provisions of this Plan and payments due hereunder will be determined by application of the laws of the State of Wisconsin, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law.

(i)	No Mitigation. No Eligible Executive shall have any duty to mitigate the amounts payable under this Plan by seeking or accepting new employment or self-employment following a Eligible Termination.

(j)

Clawback. Notwithstanding anything in this Plan or any other agreement between any member of the Company Group and an Eligible Executive to the contrary, the Eligible Executive acknowledges and agrees that any amounts payable under this Plan to the Eligible Executive are subject to (i) any right that the Company may have under any policy or other agreement or arrangement with the Eligible Executive (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Eligible Executive, and (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Company’s securities are listed, or any other applicable law. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.

Janus International Group, Inc. Executive Severance and Change in Control Plan

Exhibit A

Participation Agreement

[DATE]

Re: Participation Agreement – Janus International Group, Inc. Executive Severance and Change in Control Plan

Dear [NAME]:

We are pleased to inform you that you are eligible to participate in the Janus International Group, Inc. Executive Severance and Change in Control Plan (as it may be amended from time to time, the “Plan”). Your participation in the Plan is subject to your execution and delivery of this agreement, which constitutes a Participation Agreement, and to the terms and conditions of the Plan, which is incorporated herein and deemed to be part of this Participation Agreement for all purposes. Unless otherwise defined herein, capitalized terms used in this Participation Agreement shall have the meanings set forth in the Plan.

You acknowledge and agree that the Plan and this Participation Agreement supersede all prior severance benefit policies, plans, agreements and arrangements of the Company or any other member of the Company Group (and supersede all prior oral or written communications by the Company or any of other member of the Company Group with respect to severance benefits), and all such prior policies, plans, arrangements and communications are hereby null and void and of no further force and effect, solely with respect to your severance entitlements set forth therein.

You further acknowledge and agree that (i) you have fully read, understand and voluntarily enter into this Participation Agreement, (ii) you have had a sufficient opportunity to consult with your personal tax, financial planning advisor and attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Participation Agreement, (iii) the Company reserves the right to amend or terminate the Plan at any time in its sole discretion by action of the Board or the Committee, and (iv) the Committee reserves the right to adjust the Severance Benefits payable to you in its sole discretion and without your consent, and such adjustment shall automatically be considered an amendment to this Plan as applicable to you.

This Participation Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Please execute this Participation Agreement in the space provided below and send a fully executed copy to [NAME] no later than [DATE].

[Remainder of Page Intentionally Blank]

Janus International Group, Inc. Executive Severance and Change in Control Plan

Sincerely,

JANUS INTERNATIONAL GROUP, INC.

By:
Name:
Title:

AGREED AND ACCEPTED

this      day of                 , 20      by:

[NAME]

Janus International Group, Inc. Executive Severance and Change in Control Plan

Exhibit B

Restrictive Covenants

1.    Definitions.

(a)    “Confidential Information” means all information (in spoken, printed, electronic, or any other form or medium) that is not generally known to the public and that is owned, used, developed, or obtained by the Company Group in connection with its business, including, but not limited to information relating to business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, software, and applications, web design, work-in-process, technologies, databases, compilations, device configurations, manuals, records, articles, systems, supplier information, vendor information, financial information, results, accounting information, legal information, marketing information, advertising information, track record, employee lists, supplier lists, vendor lists, developments, reports, graphics, drawings, market studies, sales information, revenue, costs, formulae, communications, product plans, designs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, and customer and client information and lists. Confidential Information includes information that any third-party has entrusted to the Company Group in confidence. Confidential Information shall not include (i) information that is generally available to and known by the public at the time of disclosure to the Eligible Executive (provided that the disclosure is through no direct or indirect fault of the Eligible Executive or persons acting on the Eligible Executive’s behalf), (ii) information rightfully in the Eligible Executive’s possession prior to commencing employment with the Company Group, or (iii) information disclosed to the Eligible Executive without a confidential restriction by a third-party who, to the Eligible Executive’s knowledge, rightfully possesses the information and did not obtain it, either directly or indirectly, from the Company Group. Confidential Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published.

(b)    “Intellectual Property” means all intellectual and industrial property (in any form or medium), together with all rights, title and interests therein, in all jurisdictions throughout the world, including all of the following: (i) utility and design patents, patent applications and patent disclosures and registrations and applications for registration of industrial design rights (whether or not patentable or reduced to practice or including Confidential Information); (ii) trade secrets and other confidential information, inventions, industrial designs, modifications, methods, processes, and improvements; (iii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing), other indicia of source or origin, and Internet domain names, together with all goodwill associated with any of the foregoing; (iv) rights in computer software, including source code, executable code, firmware, systems, tools, data, databases, and other collections of data, and all information and documentation related to any of the foregoing; (v) other works of authorship, copyrights, and copyrightable works, including derivative works; and (vi) registrations, renewals, and applications for registration or renewal of any of the foregoing (i) through (v), in each case, which relates to the Company Group’s actual or anticipated business and which the Eligible Executive creates, conceives, develops, or reduces to practice (whether alone or jointly with others), or has created, conceived, developed, or reduced to practice, while the Eligible Executive is or was employed by or performing services or activities for the Company Group or related to its business.

(c)    “Restricted Business Relation” means: (i) during the Eligible Executive’s employment or engagement with the Company Group, any sourcer, supplier, licensee, investor, subcontractor or other business relation of the Company Group; and (ii) after the termination of the Eligible Executive’s employment or engagement with the Company Group, any sourcer, supplier, licensee, subcontractor or other business relation of the Company Group which, during the Eligible Executive’s final year working for Company Group, the Eligible Executive (1) solicited, serviced or had business-related contact, (2) was responsible for (directly or through the Eligible Executive’s direct or indirect reports), or (3) about which the Eligible Executive learned Confidential Information. For avoidance of doubt, Restricted Business Relation does not include Restricted Service Providers.

(d)    “Restricted Customer” means: (i) during the Eligible Executive’s employment or engagement with the Company Group, any customer or client or prospective customer or client of the Company Group; and (ii) after the termination of the Eligible Executive’s employment or engagement with the Company Group, any customer or client or prospective customer or client of the Company Group which, during the Eligible Executive’s final year working for the Company Group, the Eligible Executive (1) solicited, serviced or had material business-related contact, (2) was responsible for (directly or through the Eligible Executive’s direct or indirect reports), or (3) about which the Eligible Executive learned Confidential Information.

Janus International Group, Inc. Executive Severance and Change in Control Plan

(e)    “Restricted Period” means the period of time beginning on the Effective Date and continuing through the Eligible Executive’s employment or engagement (in any capacity) with the Company Group and for a period of two (2) years after the termination of such employment or engagement.

(f)    “Restricted Service Provider” means: (i) during the Eligible Executive’s employment or engagement with the Company Group, any current, former, or prospective employee, consultant, agent, representative, or independent contractor of the Company Group; and (ii) after the termination of the Eligible Executive’s employment or engagement with the Company Group, any current or former employee, employment offeree, consultant, agent, representative, or independent contractor of the Company Group which, during the Eligible Executive’s final year working for the Company Group, the Eligible Executive (1) solicited, serviced or had business-related contact, (2) was responsible for (directly or through the Eligible Executive’s direct or indirect reports), or (3) about which the Eligible Executive learned Confidential Information. Notwithstanding the foregoing, Restricted Service Provider shall not include any person or entity who has not had any business-related contact with the Company Group within the twelve months immediately preceding any date of determination.

(g)    “Restricted Territory” means: (i) during the Eligible Executive’s employment or engagement with the Company Group, every state, city, county, territory or other locale in which the Company Group operates or has taken substantial preparatory steps to enter; and (ii) after the termination of the Eligible Executive’s employment or engagement with the Company Group, the United States of America and every other geographic territory outside of the United States in which the Company Group conducted a material amount of business within the one (1) year immediately preceding the Eligible Executive’s termination of employment with or service to the Company Group.

2.    Confidentiality. The Eligible Executive agrees and covenants to treat all Confidential Information as strictly confidential and not to (except as required within the scope and performance of the Eligible Executive’s authorized employment duties to the Company Group), directly or indirectly: (a) disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and use the Confidential Information in connection with the Eligible Executive’s work for the Company Group; and (b) access or use any Confidential Information, or copy any Confidential Information, or remove any such Confidential Information from the premises or control of the Company Group. The Eligible Executive agrees to return all Confidential Information and all other Company Group property in the Eligible Executive’s possession, custody, or control promptly upon (i) the Eligible Executive’s separation from the Company Group or (ii) the request of the Company Group. At the request of the Company Group, the Eligible Executive shall truthfully certify that the Eligible Executive has made a diligent research for all Company Group property and returned such property to the Company Group. In the event that the Eligible Executive later discovers any Company Group property, the Eligible Executive shall promptly return such property to the Company Group. Nothing in this Section 2 shall interfere with or impede the Eligible Executive’s rights under section 7 of the National Labor Relations Act, including the right to engage in concerted activity. The Eligible Executive shall cooperate with Company Group representatives and allow such representatives to oversee the process of erasing and/or permanently removing any such Confidential Information or other property of the Company Group from any computer, personal digital assistant, phone, or other electronic device, or any cloud-based storage account or other electronic medium owned or controlled by the Eligible Executive.

3.    Company Ownership of Work Product.

(a)    Work Made for Hire; Assignment. The Eligible Executive hereby acknowledges and agrees that all deliverables, documentation, data, databases, schematics, drawings, processes, algorithms, other work product, and Intellectual Property, and all printed, physical, electronic, and other tangible embodiments thereof, and all rights and claims related to any of the foregoing, that are authored, conceived, developed, fabricated, made, reduced to practice, modified, or improved by the Eligible Executive (either solely or jointly with others) during the period of his or her employment by the Company Group to the fullest extent allowed by applicable law (collectively, “Work Product”), is a “work made for hire” that is owned exclusively (including, for the avoidance of doubt, all copyrights therein) by the Company Group pursuant to the United States Copyright Act (17 U.S.C., Section 101) (as a result of which the Company Group shall be the author). To the extent that any Work Product is deemed not to be a “work made for hire” or is not a copyrightable work or that patents, trade secrets, or other Intellectual Property is embodied therein, the Eligible Executive hereby irrevocably and perpetually assigns, transfers, grants and conveys to the Company Group, for no additional consideration, all right, title, and interest in and to any such Work Product (including, for the avoidance of doubt, all Intellectual Property therein).

Janus International Group, Inc. Executive Severance and Change in Control Plan

(b)    Moral Rights. The Eligible Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims the Eligible Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product (including, for the avoidance of doubt, all Intellectual Property therein).

(c)    Duty to Disclose Work Product. The Eligible Executive shall promptly and fully communicate to the Company Group all Intellectual Property and/or Work Product as reasonably practicable under the circumstances and, in any event, whenever requested by the Company Group.

(d)    Eligible Executive’s Prior Inventions and Third Party Materials. The Eligible Executive has identified and listed on Schedule I attached hereto, a complete list of all Intellectual Property that the Eligible Executive authored, conceived, developed, reduced to practice, modified, or improved (either solely or jointly with others) prior to the Effective Date that has not been legally assigned or licensed to the Company Group (collectively, “Prior Inventions”). If no Prior Inventions are listed on Schedule I, the Eligible Executive represents and warrants that the Eligible Executive has no Prior Inventions to disclose. If the Eligible Executive incorporates or causes to be incorporated into any Work Product, or otherwise exploits therewith, any Prior Inventions, then the Company Group shall own all such Prior Inventions, and the Eligible Executive hereby assigns all right, title, and interest in such Prior Inventions to the relevant member of the Company Group. The Eligible Executive hereby grants to the Company Group a non-exclusive, perpetual, irrevocable, transferable, worldwide, fully-paid license, with the right to sublicense (through multiple tiers of sublicenses), to use, offer to sell, sell, distribute, or otherwise exploit any Prior Inventions that are incorporated into any Work Product, but that are not assigned to the Company Group pursuant to the preceding sentence. The relevant member of the Company Group shall own all right, title and interest in and to any derivative works of, or improvements, enhancements or updates to, the Prior Inventions made by or on behalf of any of the Company Group pursuant to the license granted herein.

4.    Noncompetition. During the Restricted Period, except on behalf of the Company Group, the Eligible Executive shall not, and shall cause the Eligible Executive’s affiliates not to, directly or indirectly, own any interest in, manage, operate, control, be employed or engaged by (whether or not for compensation), render services or advice to, or lend the Eligible Executive’s name to, or any take any preparatory steps to engage in any of the foregoing with, any person or entity who or which is (a) listed on Schedule II attached hereto or (b) engaged in competition with the Company Group anywhere in the Restricted Territory; provided, however, that the Eligible Executive shall be permitted to own a passive interest of any class of securities of any corporation in competition with the Company Group that is traded on a national securities exchange (as long as the Eligible Executive is not involved in the business activities of such entity). Notwithstanding the foregoing, nothing in this Section 4 prohibits the Eligible Executive from being employed or engaged by any person or entity where such work is in connection with an independent business line of such person or entity that is not competitive with the Company Group (subject to protocols to prevent the Eligible Executive from disclosing Confidential Information).

5.    Nonsolicitation and Noninterference with Restricted Customers. During the Restricted Period, the Eligible Executive shall not, and shall not direct, cause, or assist any other person or entity to, except in the furtherance of the Eligible Executive’s duties to the Company Group, directly or indirectly: (a) call on or solicit any Restricted Customer (regardless of whether the Restricted Customer initiates contact) for the purpose of offering or providing products or services competitive with the products or services offered by the Company Group; (b) provide products or services competitive with the products or services offered by the Company Group to any Restricted Customer; (c) induce or influence or attempt to induce or influence any Restricted Customer to cease doing, or decrease his, her or its business with the Company Group or adversely change the terms and conditions of such relationship; or (d) in any other way interfere with the relationship between the Company Group and any Restricted Customer, including by making any negative statements or communications about the Company Group or its directors, officers, employees, agents, products or services.

6.    Noninterference with Restricted Service Providers. During the Restricted Period, the Eligible Executive shall not, and shall not direct, cause, or assist any other person or entity to, except in the furtherance of the Eligible Executive’s duties to the Company Group, directly or indirectly: (a) induce or influence or attempt to induce or influence any Restricted Service Provider to leave his or her employment or engagement with the Company Group; (b) solicit (regardless of whether the Restricted Service Provider initiates contact) for employment or engagement, attempt to solicit (regardless of whether the Restricted Service Provider initiates contact) for employment

Janus International Group, Inc. Executive Severance and Change in Control Plan

or engagement, hire, or retain any Restricted Service Provider; (c) induce or influence or attempt to induce or influence any Restricted Service Provider to cease doing, or decrease his, her or its business with the Company Group or adversely change the terms and conditions of such relationship; or (d) in any other way interfere with the relationship between the Company Group and Restricted Service Provider, including by making any negative statements or communications about the Company Group or its directors, officers, employees, agents, products or services.

7.    Noninterference with Restricted Business Relations. During the Restricted Period, the Eligible Executive shall not, and shall not direct, cause, or assist any other person or entity to, except in the furtherance of the Eligible Executive’s duties to the Company Group, directly or indirectly: (a) induce or influence or attempt to induce or influence any Restricted Business Relation to cease doing, or decrease his, her or its business with the Company Group or adversely change the terms and conditions of such relationship; or (b) in any other way interfere with the relationship between the Company Group and any Restricted Business Relation, including by making any negative statements or communications about the Company Group or its directors, officers, employees, agents, products or services.

8.    Non-Disparagement. The Eligible Executive shall not, at any time, directly or indirectly, make, publish or communicate (or cause to be made, published or communicated) to any person or entity any statement, comment or remark, whether written or oral, which in any way disparages or defames or could reasonably be expected to impugn the personal or professional character, reputation or integrity of the Company Group, its representatives (including, but not limited to, employees, directors, officers and agents), and its customers, clients, suppliers, investors and other associated third parties, or their businesses, business practices, prospects, products or services.

9.    Injunctive Relief; Remedies; Indemnification. The Eligible Executive agrees that the restrictions set forth in this Exhibit B are reasonable as to time, geography and scope. The Eligible Executive agrees that the obligations set forth in this Exhibit B are necessary and reasonable to protect the Company Group’s legitimate business interests and Confidential Information, trade secrets, customer and employee relationships and the goodwill associated therewith. The Eligible Executive agrees that the Company Group would suffer irreparable harm and continuing damage for which money damages would be insufficient if the Eligible Executive was to breach, or threaten to breach, this Exhibit B. The Eligible Executive furthermore agrees that the Company Group would by reason of such breach, or threatened breach, be entitled to (a) an injunction, a decree for specific performance, other equitable relief in a court of appropriate jurisdiction, (b) to be indemnified by the Eligible Executive from any loss or harm; and (c) to recover any costs or attorneys’ fees, arising out of or in connection with any breach by the Eligible Executive or enforcement action relating to the Eligible Executive’s obligations under this Exhibit B and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post any bond. The Eligible Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Eligible Executive from breaching the terms of this Exhibit B. This Section 9 shall not diminish the right of the Company Group to claim and recover damages and other appropriate relief in addition to injunctive relief. Notwithstanding anything to the contrary contained in this Exhibit B, in the event of a breach of any covenant by the Eligible Executive, the duration of any restriction breached shall be extended for a period equal to any period of time that the Eligible Executive was in violation of such covenant.

10.    Notification of Restrictions; Third-Party Information. During the Restricted Period, the Eligible Executive shall inform any prospective or actual employer or engager of the restrictions contained in this Exhibit B and provide such person or entity with a copy of this Exhibit B prior to accepting any employment or engagement. The Eligible Executive agrees that the Company Group may inform actual or prospective employers of the existence and contents of this Exhibit B. During the Restricted Period, the Eligible Executive agrees to notify the Company Group of the name of the Eligible Executive’s employers or engagers (other than the Company Group), the Eligible Executive’s job title, and a complete description of the duties and responsibilities the Eligible Executive is expected to have for such person or entity. The Eligible Executive agrees that the Company Group does not desire to acquire from the Eligible Executive any intellectual property, trade secrets, know-how, or confidential business information that the Eligible Executive may have acquired from others. The Eligible Executive agrees not to disclose or use any such information in connection with the Eligible Executive’s employment with the Company Group in violation of any obligations to others. The Eligible Executive represents the Eligible Executive is not bound by any agreement or restriction that conflicts with or prevents the full performance of the Eligible Executive’s duties and obligations to the Company Group.

11.    Permitted Disclosures. Nothing in this Exhibit B or any other agreement between the Parties or any other policies of the Company Group prohibits or restricts any person or entity from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental

Janus International Group, Inc. Executive Severance and Change in Control Plan

agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; (c) accepting any U.S. Securities and Exchange Commission awards; or (d) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good-faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), the Eligible Executive will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company Group that: (i) is made (1) in confidence to a Federal, state, or local government official, either directly or indirectly, or to the Eligible Executive’s attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Eligible Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, the Eligible Executive may disclose the trade secret to the Eligible Executive’s attorney and use the trade secret information in the court proceeding, if the Eligible Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

12.    Severability; Reformation. In the event that any one or more of the provisions of this Exhibit B is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall remain fully effective. If any one or more of the provisions contained in this Exhibit B is held to be excessively broad in scope or duration, if permitted by applicable law, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. A determination in any jurisdiction that this Exhibit B, in whole or in part, is invalid, illegal or unenforceable shall not in any way affect or impair the validity, legality or enforceability of this Exhibit B in any other jurisdiction.

Janus International Group Executive Severance and Change in Control Policy

Schedule I

Prior Inventions

Eligible Executive Prior Inventions: List all such materials on this Schedule I and indicate your agreement with the following by initialing where indicated: The Eligible Executive represents and warrants that he or she has listed on this Schedule I all Prior Inventions.

Eligible Executive’s Initials

List of Prior Inventions (write NONE if there are none)

Janus International Group, Inc. Executive Severance and Change in Control Plan

Schedule II

List of Specified Competitors

[See Attached]